Exhibit 10.1

RECAPITALIZATION AGREEMENT

By and Among

FRIEDMAN, BILLINGS RAMSEY GROUP, INC.,

FNLC FINANCIAL SERVICES, INC.,

NLC HOLDING CORP.,

and

FIRST NLC FINANCIAL SERVICES, LLC

Dated July 25, 2007

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Index of Exhibits

Exhibit A	Loan Agreement
Exhibit B	Limited Liability Company Agreement
Exhibit C	Members’ Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Securities Purchase Agreement
Exhibit F	Mortgage Loan Indemnity Agreement
Exhibit G	Conditions Precedent to Second Closing
Exhibit H	Indemnification

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RECAPITALIZATION AGREEMENT

This Recapitalization Agreement is made and entered into this 25th day of July 2007, by and among FRIEDMAN, BILLINGS RAMSEY GROUP, INC., a Virginia corporation (“FBR”), FNLC FINANCIAL SERVICES, INC., a Delaware corporation (“FNLC”), NLC HOLDING CORP., a Delaware corporation (“NLC Holding”), and FIRST NLC FINANCIAL SERVICES, LLC, a Florida limited liability company (the “Company,” and together with FBR, FNLC, and NLC Holding, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, FBR is the ultimate parent of FNLC, which in turn owns all the outstanding securities of the Company. The Company is the owner of all the outstanding stock of First NLC, Inc., a Minnesota corporation (“FNLC Inc.”), and NLC, Inc., a Tennessee corporation (together with FNLC Inc, the “Subsidiaries,” and the Subsidiaries together with the Company, the “FNLC Entities”);

WHEREAS, the FNLC Entities are engaged in the business of originating, selling and securitizing mortgage loans;

WHEREAS, the Company has requested additional funds, and NLC Holding, and FNLC desire to provide additional funds to, and to recapitalize the equity of, the Company in two stages as more fully described below and on the terms contained herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the following meaning unless the context requires otherwise (except that capitalized terms used herein but not defined shall have the meaning set forth in the Loan Agreement (as defined below)):

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

“Agreement” means this Agreement, together with all exhibits and schedules hereto, as amended, modified and in effect from time to time.

“Business” means the business and operations of the FNLC Entities as currently conducted.

“Cap” has the meaning set forth in Section 7.5(a).

“Class A Units” has the meaning set forth in the Limited Liability Company Agreement.

“Class Action Lawsuits” mean those certain class action lawsuits pending in the U.S. District Court for the Northern District of California and styled Stanfield, et al. v. First NLC Financial Services, LLC, Case No. CO6-3892 SBA and Sparrow-Milrot, et al. v. First NLC Financial Services, LLC, Case No. SA CV 07-0019 AHS RCX.

“Class B Units” has the meaning set forth in the Limited Liability Company Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Cap” has the meaning set forth in Section 7.5(b).

“Company Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition, assets and properties, taken as a whole, or results of operations of the FNLC Entities, taken as a whole, or (b) does, or would reasonably be expected to, impair or materially delay the Company’s, or FBR’s or FNLC’s ability to promptly perform its obligations hereunder or under the Securities Purchase Agreement, other than, in the case of clause (a), any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) a matter generally affecting the mortgage loan origination industry, which in either of cases (i) or (ii) does not have a disproportionate effect on the FNLC Entities, taken as a whole, or (iii) any action taken by FBR, FNLC or the Company expressly contemplated by this Agreement or the Securities Purchase Agreement or (iv) any action taken by FBR, FNLC or the Company for which NLC Holding has provided its written consent or (v) the announcement of the execution of this Agreement or the expected consummation of the transactions contemplated hereunder (other than any loss of employees of any of the FNLC Entities unrelated to the planned reduction in force or the loss of any mortgage loan brokers working with any of the FNLC Entities or any regulatory action or failure of compliance even if resulting from the announcement of the execution of this Agreement or the expected consummation of the transactions contemplated hereunder). For the avoidance of doubt, losses incurred by the Company in the ordinary course of business shall not be deemed to have a Company Material Adverse Effect.

“Conditions Subsequent” means those conditions set forth in Exhibit G.

“Company Subsidiary” means each Person that is a Subsidiary of the Company.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with or notice to, any Person, including any Governmental Entity, that are necessary or required in connection with: (a) the execution and delivery by the Company, FBR, FNLC or NLC Holding of the Transaction Documents; (b) the consummation by the Company, FBR, FNLC or NLC Holding of the transactions contemplated hereunder; or (c) the conduct of the Business by the FNLC Entities following such consummation.

“Contract” means any contract, agreement, indenture, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

“Controlling Party” has the meaning set forth in Section 8.6(c).

“Current Equity” means the outstanding membership interests or other equity or ownership interests of the Company.

“Deductible” has the meaning set forth in Section 7.4(a).

“DOJ” means the United States Department of Justice.

“Equity Interests” means any capital stock, partnership or limited liability company interest (as applicable) or other equity (including equity appreciation rights) or voting interest or any security or evidence of Indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire or obligation to issue or deliver any of the foregoing.

“Equity Right” means any securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings.

“Estimated Closing Balance Sheet” has the meaning set forth in the Loan Agreement.

“Excluded Taxes” means (i) any Income Taxes of the Company or any Company Subsidiary for any Pre-Closing Period or resulting from any transaction in any Pre-Closing Period, (ii) any Taxes of FBR, FNLC, any of their Affiliates or any other Person (other than the Company and the Company Subsidiaries) for any period (whether before or after the Closing Date), including any Taxes for which the Company or any Company Subsidiary may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise and (iii) any Transfer Taxes arising as a result of or otherwise incurred in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the First Closing Date.

“First Closing” shall mean the closing of the Loans as set forth in Section 2.3.

“First Closing Date” shall mean July 25, 2007.

“FNLC Entities” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“Guaranty” has the meaning set forth in Section 2.4(a).

“Governmental Entity” means any federal, state, local or foreign government, authority, agency, department, bureau, court, commission or other body, office or instrumentality or an arbitrator of any kind.

“HSR Act” means the Hart-Scott-Rodino Antirust Improvement Act of 1976, as amended.

“Income Tax Claim” means any claim with respect to Income Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 8.4.

“Income Taxes” means any federal, state, foreign or local income or franchise Tax measured by or imposed on net income (including all interest and penalties thereon or additions thereto).

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any lien on any property, (g) all obligations in respect of purchase agreements, put agreements or similar agreements pursuant to which a commitment has been made to purchase mortgage loans and other property, (h) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (i) any guarantee of any of the foregoing obligations.

“Indemnifying Party” has the meaning set forth in Section 7.6(a).

“Indemnified Party” has the meaning set forth in Section 7.6(a).

“Initial Capitalization” shall mean the conversion of amounts outstanding under the Loans, including those deemed outstanding under the Loan Agreement, into Class A Units or Class B Units, as applicable.

“Law” means any domestic or foreign, state or local law, constitution, rule, administrative code, administrative interpretation, ordinance, regulation, decree, policy, reporting and licensing requirement, order, statute, permit, license, certificate, judgment, writ, injunction, directive, stipulation, award, guideline or other requirement of any Governmental Entity.

“Limited Liability Company Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, in the form attached hereto as Exhibit B, as amended, modified and in effect from time to time.

“Litigation” means any action, cause of action, claim, demand, suit, Proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Entity.

“Loan Agreement” shall mean the Loan and Security Agreement, dated as of the First Closing Date, by and among FBR, FNLC, as lender, NLC Holding, as agent and lender, and the Company, as borrower, in the form attached hereto as Exhibit A, providing for the Loans, as amended, modified and in effect from time to time.

“Loans” shall mean the loans to be made by the lenders under the Loan Agreement.

“Loss” means any liability, damage, claim, demand, obligation, loss, diminution of value, fine, cost, expense, royalty, Litigation, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from third-party claims), including interest and penalties with respect thereto and out-of-pocket expenses and all attorneys’ and accountants’ fees and expenses incurred in the investigation, defense or settlement of any of the same or in asserting, preserving or enforcing any of the respective rights in connection therewith under any Transaction Document.

“Maturity Date” has the meaning given to such term in the Loan Agreement.

“Members’ Agreement” shall mean the Members’ Agreement, dated as of the Second Closing Date, by and among the Company, NLC Holding, and FNLC in the form attached hereto as Exhibit C, as amended, modified and in effect from time to time.

“Mortgage Loan Indemnity Agreement” shall mean the Mortgage Loan Indemnity Agreement, dated as of July 25, 2007, by and among the Company and FBR.

“Mortgage Loan” has the meaning set forth in the Loan Agreement.

“Mortgage Loan Losses” shall mean those Losses incurred by the Company and accounted for in accordance with generally accepted accounting principles in the United States that result from a breach of the Company’s representations or warranties with respect to Mortgage Loans sold by the Company prior to the First Closing or from its obligation to repurchase any such Mortgage Loans as a result of an early payment default.

“Non-Controlling Party” has the meaning set forth in Section 8.6(c).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Payee Party” has the meaning set forth in Section 7.10.

“Payor Party” has the meaning set forth in Section 7.10.

“Person” means an individual, corporation, partnership, association, limited liability company, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the First Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the First Closing Date.

“Preferred Interests” shall mean, collectively, Class A Units and Class B Units.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation, examination, audit, review, inquiry or proceeding brought by or on behalf of any Governmental Entity or any other Person.

“Real Estate Losses” shall mean any Losses incurred by the Company or its Subsidiaries with respect to the closing or relocation of any of the operating facilities of the Company or any of its Subsidiaries set forth on Schedule 1.1 attached hereto and the termination of the employees set forth on Schedule 1.2; provided that following the First Closing, Schedules 1.1 and 1.2 may be modified with the prior written consent of the Parties.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Second Closing Date, by and among the Company, NLC Holding, and FNLC in the form attached hereto as Exhibit D, as amended, modified and in effect from time to time.

“Second Closing” has the meaning set forth in Section 3.1.

“Second Closing Date” has the meaning set forth in Section 3.1.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the Parties hereto, in the form attached hereto as Exhibit E, providing for the purchase by NLC Holding of Class A Units, as amended, modified and in effect from time to time.

“Settlement Agreement” means all those certain settlement agreements, dated July 24, 2007, as filed with the U.S. District Court for the Northern District of California on July 24, 2007.

“Straddle Period” means any taxable period beginning on or prior to and ending after the First Closing Date.

“Subsidiary” of a Person means an Affiliate of such Person of which fifty percent (50%) or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Tax” means any federal, state, foreign or local net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge of any kind whatsoever (including all interest and penalties thereon and additions thereto).

“Tax Proceeding” has the meaning set forth in Section 8.6(b).

“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 7.6(b).

“Transfer Tax” means any real or personal property transfer tax, sales, use, registration, value-added, stamp, stock transfer or other similar tax or related amounts (including any interest, penalties and additions to tax).

“Transaction Documents” means this Agreement, the Loan Agreement, the Limited Liability Company Agreement, the Members’ Agreement, the Registration Rights Agreement, the Mortgage Loan Indemnity Agreement and the other agreements, instruments and documents required to be delivered by NLC Holding, FBR, FNLC, or the Company in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Wage and Hour Classifications” means those Laws relating to wage and hour classifications, recordkeeping, pay practice, compensation, benefits, remuneration, withholdings, meal periods or rest periods under the Fair Labor Standards Act or any other Law that compels the Company to take into account the classification or job responsibilities of any position in determining or providing compensation, benefits, working conditions or business operations as they relate to interactions with employees (other than Litigation that is primarily unrelated to pay or that relates to employment discrimination or that relates to unfair labor practices under the National Labor Relations Act).

“WAMU Agreement” has the meaning set forth in Section 2.4(a).

ARTICLE 2

STAGE ONE

Section 2.1. Loans.

(a) Each of the Company, NLC Holding, FBR and FNLC agrees, as of the First Closing, to enter into the Loan Agreement on the terms and conditions contained therein.

(b) At the First Closing, subject to the terms and conditions set forth in the Loan Agreement, NLC Holding will make a Loan in a principal amount of $60,000,000 and FNLC will make a Loan in a principal amount equal to $15,000,000, as such amount may be adjusted pursuant to Section 2.1 of the Loan Agreement, to the Company.

(c) The Loans shall bear interest on the outstanding principal amounts thereof in accordance with the terms of the Loan Agreement.

(d) The Loans shall be secured by all the assets of the Company in accordance with the terms of the Loan Agreement.

Section 2.2. Repayment of Loans.

(a) The Loans shall mature no later than the Maturity Date, and shall be repaid as provided in the Loan Agreement. Payments in respect of the Loans shall be applied (i) first, to pay all accrued but unpaid interest on the Loans made by NLC Holding and FNLC and (ii) second, to repay the outstanding principal balance (for avoidance of doubt, such amounts shall exclude capitalized interest) of the Loans made by NLC Holding and FNLC. All amounts paid to NLC Holding and FNLC with respect to the Loans shall be made pro rata based on the respective Loan Percentages (as defined in the Loan Agreement).

(b) If prior to the Maturity Date, the Conditions Subsequent have been satisfied or waived, the total amount of the Loans made to such date, plus any and all capitalized interest and other amounts outstanding and/or due and owing as part of the Loans, shall be deemed to be repaid and converted into Class A Units and Class B Units, as applicable.

Section 2.3. First Closing.

Subject to the satisfaction or waiver of the conditions set forth in Article 6, the First Closing shall take place on the First Closing Date at such date, time or place agreed to in writing by FNLC and NLC Holding.

Section 2.4. FBR Guaranty.

(a) The Parties acknowledge that FBR currently guaranties the Company’s obligations under that certain Mortgage Loan Repurchase Agreement (the “WAMU Agreement”), dated as of April 12, 2006, by and among Washington Mutual Bank, FA, MHC I, Inc., First NLC, Inc., NLC, Inc., the Company and FBR, pursuant to a guaranty dated as of April 6, 2006 (the “Guaranty”).

(b) The parties agree to use their commercially reasonable efforts to enter into a new or restructured mortgage loan repurchase agreement without a guaranty from FBR. FBR agrees that it shall maintain its Guaranty, and shall not amend the terms thereof, for three months following the First Closing Date.

(c) For each of the first three months following the First Closing Date, FBR shall receive a monthly fee from the Company equal to the product of 0.20% and the average amount drawn under such repurchase agreement during such monthly period, payable in arrears on the last day of the applicable monthly period.

(d) If and to the extent that FBR is obligated to make any payments pursuant to the Guaranty, the Company shall promptly repay FBR the amount actually paid by FBR under the Guaranty, such amount to be payable prior to any payments made under the Loan Agreement or any Transaction Document, including the Management Services Agreement (as defined in the Securities Purchase Agreement).

(e) Notwithstanding the foregoing, the Parties acknowledge and agree that in no event shall FBR be entitled to be paid or repaid any amounts pursuant to Section 2.4(c) or (d) with respect to Mortgage Loans outstanding as of or prior to the First Closing Date.

(f) For purposes of clarity, the Parties acknowledge that the Company shall be able to fund Mortgage Loans under the WAMU Agreement in accordance with the terms thereof if the Company does not have any availability under any secured warehouse financing provided by Credit Suisse First Boston Mortgage Capital LLC or other secured warehouse financing lenders, in each case acceptable to NLC Holding in its sole discretion.

ARTICLE 3

STAGE TWO

Section 3.1. Conditions Subsequent.

The Initial Capitalization shall occur three Business Days (or such other date as mutually agreed to by the Parties) (such date, the “Second Closing Date”) after receipt by FBR and FNLC, on the one hand, and NLC Holding, on the other hand, of satisfactory evidence that each of the conditions set forth in Exhibit G has been satisfied (the “Second Closing”). Notwithstanding the foregoing, if FBR and FNLC, on the one hand, and NLC Holding, on the other hand, receive satisfactory evidence that each of the conditions set forth in Sections (a)-(g) of Exhibit G have been satisfied by the Party responsible therefor, or waived in writing by the Party benefited thereby, the Second Closing, including the Initial Capitalization and all actions required by Section 3.2, shall occur within three Business Days of the satisfaction or waiver of such conditions; provided, however, that in such a Second Closing, the Current Equity will be cancelled and the Preferred Interests will be issued to FNLC and NLC Holding in exchange for the conversion of only 20% of the amount of the Loans, pro rata as between FNLC and NLC Holdings, including those amounts deemed outstanding under the Loan Agreement. The balance of the Loans shall remain outstanding until either (a) FBR and FNLC, on the one hand, and NLC Holding, on the other hand, receive satisfactory evidence that the condition set forth in Section (h) of Exhibit G has been satisfied or waived in writing by the Parties, at which time the Parties shall be issued additional Preferred Interests in exchange for the conversion of all outstanding amounts under the Loans, or (b) the Loans are otherwise due in accordance with the terms of the Loan Agreement.

Section 3.2. Additional Actions.

At the Second Closing:

(a) The parties thereto will execute, deliver and perform the Securities Purchase Agreement.

(b) The Company, FNLC, and NLC Holding will enter into the Limited Liability Company Agreement, the Members’ Agreement and the Registration Rights Agreement.

(c) Pursuant to the Limited Liability Company Agreement, the Current Equity will be cancelled and the Preferred Interests will be issued to FNLC and NLC Holding in exchange for the conversion of all outstanding amounts under the Loans, including those amounts deemed outstanding under the Loan Agreement. FNLC hereby acknowledges and agrees that, effective as of the Second Closing, (A) the Current Equity is surrendered and terminated and (B) FNLC shall no longer have any rights with respect to such Current Equity, except as set forth in the Limited Liability Company Agreement (including its rights to the Preferred Interests).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party represents and warrants as to itself as follows:

Section 4.1. Organization and Good Standing.

Each Party is duly organized, validly existing and in good standing under the laws under which it has been incorporated or otherwise formed. Each Party has all requisite power and authority (corporate and other) to own, operate and lease its assets and properties and to carry on its business as presently conducted.

Section 4.2. Power and Authorization.

Such Party has full legal right, power and authority necessary to enter into and perform its obligations and consummate the transactions contemplated to be consummated by it under this Agreement and under the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the consummation by such Party of the transactions contemplated to be consummated by it hereby have been duly authorized by all necessary corporate or organizational action and no other corporate or organizational proceedings on the part of such Party is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been and, at the First Closing and the Second Closing, each Transaction Document to which such Party is a party will have been, duly and validly executed and delivered by such Party. Assuming the due authorization, execution and delivery of the other parties hereto and thereto, this Agreement constitutes, and each Transaction Document to which such Party is a party will constitute when executed and delivered by such Party, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3. No Conflicts.

(a) The execution, delivery and performance of this Agreement and the Transaction Documents to which such Party is a party do not and will not (with or without the passage of time or the giving of notice):

(i) violate or conflict with the certificate or articles of incorporation or bylaws or other organizational document, if any, of such Party;

(ii) violate or conflict with any Law; or

(iii) violate or conflict with, result in a breach or termination of, or constitute a default or otherwise cause any loss of benefit under any Contract to which such Party is a party or by which such Party or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to such Party or any of its assets.

Section 4.4. Brokers.

No Person acting on behalf of either Party or any of their respective officers, directors or employees or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such Persons in connection with any of the transactions contemplated by this Agreement. Each Party shall be responsible for any such required payments to its own broker or finder, and shall fully indemnify the other Party for such payments on a dollar-for-dollar basis.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FBR AND FNLC

Each of FBR and FNLC, jointly and severally, represents and warrants to NLC Holding as follows:

Section 5.1. Title to Current Equity.

FNLC is the sole record and beneficial owner of all of the Current Equity as set forth on Schedule 5.1, and, except as set forth in Schedule 5.1, has good and valid title to such Current Equity, free and clear of any Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. FNLC is not the subject of any bankruptcy, reorganization or similar proceeding. Except for this Agreement, the documents contemplated hereunder and as set forth on Schedule 5.1, there are no outstanding Contracts or understandings between FBR, FNLC and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Current Equity and, except as contemplated by this Agreement, neither FBR nor FNLC has any right to receive or acquire any Equity Interest of any of the FNLC Entities.

Section 5.2. Equity Rights.

Except as contemplated by this Agreement, there are no outstanding Equity Rights (a) obligating FBR or FNLC or any of their Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Equity Interests of any of the FNLC Entities or any securities or obligation convertible or exchangeable into or exercisable for, any Equity Interests of any of the FNLC Entities, (b) issued by FBR or FNLC and giving any Person a right to subscribe for or acquire any Equity Interests of any of the FNLC Entities, or (c) obligating FBR, FNLC or any of their Affiliates to issue, grant, adopt or enter into any such Equity Right. Except as contemplated by this Agreement, none of FBR, FNLC or any of their Affiliates has (i) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for any Equity Interest of the any of the FNLC Entities or (ii) Equity Rights that could entitle or convey to any Person the right to vote with the equityholders of any of the FNLC Entities on any matter. There are no voting trusts or other agreements or understandings outstanding with respect to the Equity Interests of any of the FNLC Entities to which such FBR, FNLC or any of their Affiliates is a party.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1. Conditions to First Closing Obligations of Each of the Parties.

The respective obligations of each Party to consummate the transactions contemplated at the First Closing are subject to the satisfaction or waiver on or prior to the First Closing Date of the following conditions:

(a) Governmental and Regulatory Consents. All filings required to be made prior to the First Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the First Closing Date from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

(b) No Injunctions or Restraints. No action or proceeding before any court or other Governmental Entity which has not been dismissed or resolved shall have been instituted or threatened by any Person to restrain or prohibit the transactions contemplated by this Agreement; provided, however, that the Party invoking this condition shall use its commercially reasonable efforts to have any such order or injunction vacated.

(c) Representations and Warranties. The representations and warranties set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date, except to the extent such representations and warranties speak as of an earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(d) Intercompany Indebtedness. Except as set forth on Annex A of the Loan Agreement, none of the FNLC Entities shall have outstanding any Indebtedness to any of their Affiliates.

(e) Mortgage Loan Indemnity. FBR and NLC Holding shall have entered into the Mortgage Loan Indemnity Agreement.

(f) Warehouse Lenders. The Company shall have obtained: (i) a Consent from Washington Mutual Bank, FA related to the WAMU Agreement if required thereunder in the reasonable judgment of NLC Holding; and (ii) if determined to be necessary or appropriate by NLC Holding in its sole discretion, secured warehouse financing from Credit Suisse First Boston Mortgage Capital LLC acceptable to NLC Holding in its sole discretion.

(g) Performance of Obligations of the Parties. The Parties shall have performed all obligations required to be performed by them under this Agreement at or prior to the First Closing Date.

ARTICLE 7

INDEMNIFICATION

Section 7.1. Obligations of FBR and FNLC.

Subject to the other provisions of this Article 7, FBR and FNLC shall, jointly and severally, indemnify, defend and hold harmless NLC Holding and its Affiliates (including the Company and the Company Subsidiaries after the First Closing), predecessors and successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “Sun Indemnitees”) from and against, and pay or reimburse the Sun Indemnitees for, any and all Losses that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to, relating to or resulting from the matters listed in Exhibit H.

Section 7.2. Obligations of NLC Holding.

Subject to the other provisions of this Article 7, NLC Holding hereby agrees to indemnify, defend and hold harmless FBR, FNLC and their respective Affiliates, predecessors and successors, and stockholders, employees, officers, partners, members, trustees, directors, managers, agents, and representatives (the “FBR Indemnitees”) from and against, and pay or reimburse FBR Indemnitees for, any and all Losses that any of them may suffer, incur, or sustain, directly or indirectly, arising out of, attributable to, relating to or resulting from:

(a) any breach of any of the representations and warranties made by NLC Holding in this Agreement or the Securities Purchase Agreement, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to knowledge or materiality;

(b) any breach or nonperformance of any of the covenants or other agreements set forth in any Transaction Document made and to be performed by NLC Holding; or

(c) any fees, expenses or other payments incurred or owed by NLC Holding to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents.

Section 7.3. Obligations of the Company.

Subject to the other provisions of this Article 7, the Company shall indemnify, defend and hold harmless the Sun Indemnitees from and against, and pay or reimburse the Sun Indemnitees for, any and all Losses that any of them may suffer, incur or sustain, directly or indirectly, arising out of, attributable to, relating to or resulting from the matters listed in Sections (a)-(e) of Exhibit H.

Section 7.4. Minimum Losses.

(a) No Sun Indemnitee shall have any right to indemnification under Section (a) of Exhibit H until aggregate Losses incurred by all Sun Indemnitees would exceed $1,000,000 (the “Deductible”), after which time all Losses pursuant to such Section, including those included in the Deductible, shall be recoverable in accordance with the terms hereof; provided, however, that the Sun Indemnitees shall be entitled to indemnification without regard to the Deductible (i.e., from the first dollar) with respect to any Loss attributable to (i) fraud or (ii) any breach of any representation or warranty of FBR, FNLC or the Company, which breach was made with reckless disregard for the truth or accuracy thereof.

(b) No FBR Indemnitee shall have any right to indemnification under Section 7.2(a) until aggregate Losses incurred by all FBR Indemnitees exceed the Deductible, after which time all Losses including those included in the Deductible shall be recoverable in accordance with the terms hereof; provided, however, that the FBR Indemnitees shall be entitled to indemnification without regard to satisfaction of the Deductible (i.e., from the first dollar) with respect to any Loss attributable to (i) fraud or (ii) any breach of any representation or warranty of NLC Holding, which breach was made with reckless disregard for the truth or accuracy thereof.

Section 7.5. Certain Limitations.

(a) FBR and FNLC shall not be obligated to provide indemnification to the Sun Indemnitees for an amount exceeding, in the aggregate $15,000,000 (such aggregate amount, the “Cap”); provided, however, that the Sun Indemnitees shall only be entitled to indemnification from FBR and FNLC for 80% of any Losses in excess of $10,000,000; and provided further, that the Sun Indemnitees shall be entitled to indemnification without regard to the Cap for any Loss attributable to (i) any indemnification obligation pursuant to Sections (b), (c), (f) or (g) of Exhibit H, (ii) fraud, (iii) any breach of any representation or warranty of FBR, FNLC or the Company in this Agreement or the Securities Purchase Agreement, which breach was made with reckless disregard for the truth or accuracy thereof, (iv) any intentional or willful breach by FBR or FNLC of any covenant, which breach was made with reckless disregard of FBR’s or FNLC’s obligations under this Agreement, or (v) as provided in Section 7.5(e).

(b) The Company shall not be obligated to provide indemnification to the Sun Indemnitees for an amount exceeding, in the aggregate $1,250,000 (such aggregate amount, the “Company Cap”); provided, however, that the Sun Indemnitees shall only be entitled to indemnification from the Company for 20% of any Losses in excess of $10,000,000; and provided further, that the Sun Indemnitees shall be entitled to indemnification without regard to the Company Cap for any Loss attributable to (i) any indemnification obligation pursuant to Sections (b) or (c) of Exhibit H, (ii) fraud, (iii) any breach of any representation or warranty of FBR, FNLC or the Company, which breach was made with reckless disregard for the truth or accuracy thereof or with the intent to mislead or defraud NLC Holding, (iv) any intentional or willful breach by FBR, FNLC or the Company of any covenant, which breach was made with reckless disregard of FBR’s or FNLC’s obligations under this Agreement or with the intent to mislead or defraud NLC Holding, or (v) as provided in Section 7.5(e).

(i) Except as provided below, any indemnification obligation of FBR or FNLC up to the Cap payable hereunder shall, at FBR’s option, be satisfied either in cash or by an assignment to NLC Holding of: (i) FNLC’s right to payment of any Loans (as defined in the Loan Agreement); or (ii) Units (as defined in the Company’s Fourth Amended and Restated Operating Agreement) or other capital of the Company held by FNLC or its permitted assigns. To the extent any indemnification obligation is satisfied with Units of the Company, (A) prior to the Second Closing, such Units will be valued at a per Unit price equal to (x) the aggregate amount of any Loan made by FBR that is converted into equity in accordance with this Agreement or the Loan Agreement divided by (y) the number of Units held by FBR at the time of such indemnification payment, and (B) after the Second Closing, (x) $15,000,000.00 divided by (y) the number of Units held by FBR immediately following the Second Closing. Notwithstanding the foregoing, any indemnification obligation pursuant to Sections (f) or (g) of Exhibit H or Section 7.5(e), shall be satisfied in cash by wire transfer of immediately available funds to an account identified by the applicable Sun Indemnitees.

(c) In no event shall NLC Holding be obligated to provide indemnification pursuant to Section 7.2(a) exceeding, in the aggregate, the Cap; provided, however, that the FBR Indemnitees shall be entitled to indemnification without regard to the Cap for any Loss attributable to (i) fraud, (ii) any breach of any representation or warranty of NLC Holding, which breach was made with reckless disregard for the truth or accuracy thereof or (iii) any intentional or willful breach by NLC Holding of any covenant, which breach was made with reckless disregard of NLC Holding’s obligations under this Agreement.

(d) FBR, FNLC and the Company shall only be obligated to provide indemnification pursuant to Section (d) of Exhibit H with respect to the Class Action Lawsuits to the extent any such Losses exceed the reserve for the Class Action Lawsuits set forth in the Estimated Closing Balance Sheet.

(e) FBR, FNLC and the Company shall be obligated to provide indemnification pursuant to Section (e) of Exhibit H only to the extent that any Losses thereunder exceed the reserve for Mortgage Loan Losses set forth on the Estimated Closing Balance Sheet, provided that (i) FBR and FNLC shall also provide indemnification for 80% of $3,750,00 of Losses in excess of the Cap, up to an additional $3,000,000, and (ii) the Company shall also provide indemnification for 20% of $3,750,00 of Losses in excess of the Cap, up to an additional $750,000. In addition, upon the later of March 1, 2008 or resolution of any claims under Section (e) of Exhibit H, the Company shall pay to FNLC (in cash by wire transfer of immediately available funds) an amount, if any, equal to the excess, if any, of the reserve for Mortgage Loan Losses set forth on the Estimated Closing Balance Sheet, over such Mortgage Loan Losses incurred prior to December 31, 2007 (with no amount payable if such formula results in a negative number). The Company may set-off any payment payable to FNLC under this Section 7.5(e) against any indemnification obligations owed to FBR or FNLC under Section 7.1.

(f) FBR and FNLC shall be obligated to provide indemnification pursuant to Section (g) of Exhibit H only to the extent that any Losses thereunder exceed the reserve for Real Estate Losses set forth on the Final Closing Balance Sheet (as defined in the Loan Agreement).

Section 7.6. Notice; Procedure for Third-Party Claims.

(a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying (i) the representation and warranty or covenant or other agreement that is alleged to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article 7 or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided that any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article 7 except and only to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. In the case of a claim not involving a Third-Party Claim, if the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Article 7, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article 7 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b) In the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim and any litigation or Proceeding resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. No Indemnifying Party, in the defense of any Third-Party Claim, shall consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed if the judgment or settlement is solely for monetary damages and such monetary damages are fully indemnified by the Indemnifying Party). In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third-

Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to impair the ability of NLC Holding, the Company, FBR, FNLC or their respective Affiliates to conduct their businesses or to impair their respective reputations or business, or that the Indemnified Party reasonably expects to have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost (only to the extent that the fees and expenses of the Indemnified Party’s counsel in such action are reasonable) of the Indemnifying Party; provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, FBR, FNLC and NLC Holding shall cooperate in the defense of any Third-Party Claim subject to this Article 7 and the records of each shall be made reasonably available to the other with respect to such defense.

(c) In addition, the resolution of any Claims relating to a breach of a Mortgage Loan representation or warranty made to a third party by the Company prior to the First Closing Date (including early payment default repurchases) shall be settled only after consultation with FBR, and with FBR’s approval not to be unreasonably conditioned or withheld.

Section 7.7. Survival of Indemnity.

Any claims for indemnification under this Article 7 shall be made by giving a formal notice satisfying the requirements of Section 7.6 on or before the applicable “Expiration Date” specified below. Any matter as to which a claim has been asserted by formal notice satisfying the requirements of Section 7.6, and within the applicable Expiration Date, that is pending or unresolved at the end of any applicable limitation period, under this Section 7.7, by law or otherwise, shall continue to be covered by this Article 7 notwithstanding such limitation (which the parties hereby waive solely with respect to such circumstances), until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by an arbitration or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. The following claims shall have the following respective Expiration Dates:

(a) the first anniversary of the Second Closing Date for any claims made under Section (a) of Exhibit H, but in any event not later than December 31, 2008;

(b) the date that is 15 months after the date that the Settlement Agreement is approved by the U.S. District Court for the Northern District of California for any claims made under Section (d) of Exhibit H;

(c) December 31, 2007 for any claims made under Section (e) of Exhibit H;

(d) the date that is 75 calendar days after the date that is the later of (i) the date on which the Company closes the last of the facilities set forth on Schedule 1.1 and (ii) the date on which the Company terminates the last of the employees set forth on Schedule 1.2, for any claims made under Section (g) of Exhibit H; and

(e) in perpetuity for (i) claims made under Sections (b), (c) or (f) of Exhibit H and Section 7.2(b) and (ii) claims with respect to (A) fraud, (B) any breach of any representation or warranty of FBR, FNLC or the Company in this Agreement or the Securities Purchase Agreement, which breach was made with reckless disregard for the truth or accuracy thereof, or (C) any intentional or willful breach by FBR or FNLC of any covenant in this Agreement or the Securities Purchase Agreement, which breach was made with reckless disregard of FBR’s or FNLC’s obligations under this Agreement or the Securities Purchase Agreement.

Section 7.8. Subrogation.

The rights of any Indemnifying Party shall be subrogated to any right of action that the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.9. Other Limitations.

(a) No Sun Indemnitee or FBR Indemnitee shall be entitled to any recovery in respect of any Loss to the extent that such Loss was reduced by any insurance recoveries (and any such reduction in Loss shall not be included as a Loss for purposes of the Deductible or the Cap).

(b) No Sun Indemnitee or FBR Indemnitee shall be entitled to any recovery to the extent that such recovery would constitute a duplicative payment for the same Loss.

Section 7.10. Interest on Indemnity Claim.

To the extent that any party (the “Payee Party”) becomes entitled to recover all or a portion of any Loss under this Article 7, such Payee Party shall be entitled to accrued interest from the indemnifying party (the “Payor Party”) in respect of such Loss accruing at an interest rate equal to eight percent (8%) per annum (or if lower, the maximum rate permitted by Law) from the date on which such Loss have been agreed among the parties (or, if earlier, the date on which such Loss has been determined by a final order or arbitration) until the date on which the Payor Party actually makes such payment in respect of such Loss.

ARTICLE 8

TAX MATTERS

Section 8.1. First Closing.

Each of the Company, NLC Holding, FBR and FNLC agrees that, as of the First Closing Date, the Company shall be characterized as a partnership for United States federal and state and local income Tax purposes, and the Loans will be characterized for United States federal, and state and local income Tax purposes as partnership interests in the Company with terms corresponding to the terms of the Loans. It is further intended that the transactions contemplated by Article 2 of this Agreement be characterized as a capital contribution under Section 721 of the Code in exchange for partnership interests, with (i) NLC Holding contributing cash and (ii) FNLC contributing cash and all assets of the Company subject to all liabilities of the Company. Each Party shall have an initial capital account equal to the face amount of the Loans. Such capital account shall be adjusted and income and loss shall be allocated pursuant to the provisions of the Limited Liability Company Agreement as if such provisions were in effect and each such party had an equity interest with distribution rights identical to those of the Loans, including interest thereon, with FNLC having the right to distributions in excess of the amount of the Loans. The Parties agree not to take any position inconsistent with the foregoing for United States federal or state and local Tax purposes.

Section 8.2. Stage Two.

Each of the Company, NLC Holding, FBR and FNLC agrees that, as of the Second Closing Date, any conversion of the Loans be considered as an adjustment to the such parties interests in the Company for United States federal and state and local income Tax purposes, without there being any change in such members capital account, except as otherwise adjusted pursuant to Section 8.2 hereof. The Parties agree not to take any position inconsistent with the foregoing for United States federal or state and local Tax purposes.

Section 8.3. Preparation and Filing of Tax Returns.

(a) FNLC shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Company Subsidiaries for any taxable period that ends on or before the First Closing Date; provided, however, that FNLC shall provide NLC Holding copies of such proposed Tax Returns at least thirty (30) calendar days prior to the due date of any such Tax Returns, such Tax Returns shall be prepared consistently with this Agreement and past practice and, in the event that NLC Holding reasonably objects to any item in such Tax Returns, such dispute shall be resolved by the Independent Arbiter (as defined in the Loan Agreement) prior to the date such Tax Return is required to be filed.

(b) NLC Holding shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Company Subsidiaries for any taxable period that ends after the First Closing Date and on or before the Second Closing Date; provided, however, that NLC Holding shall provide FNLC copies of such proposed Tax Returns for a Straddle Period at least thirty (30) calendar days prior to the due date of any such Tax Returns, such Tax Returns shall be prepared consistently with this Agreement and past practice and, in the event that FNLC reasonably objects to any item in such Tax Returns, such dispute shall be resolved by the Independent Arbiter prior to the date such Tax Return is required to be filed.

(c) The Company shall, except to the extent that such Tax Returns are the responsibility of FNLC under Section 8.3(a) or NLC Holding under Section 8.3(b), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of or with respect to the Company and the Company Subsidiaries; provided, however, that the Company shall provide FNLC copies of such proposed Tax Returns for a Straddle Period at least 30 days prior to the due date of any such Tax Returns, such Tax Returns shall be prepared consistently with this Agreement and past practice of the Company and, in the event that FNLC reasonably objects to any item in such Tax Returns , such dispute shall be resolved by the Independent Arbiter prior to the date such Tax Return is required to be filed.

Section 8.4. Tax Indemnification.

(a) FBR and FNLC shall pay or cause to be paid, shall be liable for, and shall jointly and severally indemnify, defend and hold the NLC Holding and its Affiliates (including the Company and the Company Subsidiaries after the First Closing Date) harmless from and against (i) any and all Excluded Taxes, and (ii) any and all Losses incurred by NLC Holdings or any of their Affiliates to the extent arising out of or resulting from the breach of a representation or warranty (disregarding any materiality or knowledge qualification therein), agreement or covenant made under Section 4.17 of the Loan Agreement (to the extent that such representation, warranty, agreement or covenant relates to Income Taxes) or in this Article 8.

(b) The Company shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold FBR and FNLC harmless from and against any and all Taxes of the Company and the Company Subsidiaries other than Taxes described in Section 8.4(a).

(c) Payment in full of any amount due under this Section 8.4 shall be made to the affected party by Wire Transfer at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within ten (10) Business Days after written demand is made for such payment.

(d) The indemnification obligations under this Section 8.4 shall survive until six (6) months following the applicable statute of limitations.

Section 8.5. Tax Refunds.

(a) FBR shall be entitled to any refunds or credits of or against any Excluded Taxes. The Company shall be entitled to any refunds or credits of or against any Taxes other than refunds or credits of or against Excluded Taxes.

(b) The Company shall promptly forward to FNLC or to reimburse FNLC for any refunds or credits due FNLC (pursuant to the terms of this Article 8) after receipt thereof, and FNLC or FBR shall promptly forward to the Company or reimburse the Company for any refunds or credits due the Company (pursuant to the terms of this Article 8) after receipt thereof.

Section 8.6. Contests.

(a) If any Taxing Authority asserts an Income Tax Claim, then the party hereto first receiving notice of such Income Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article 8, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Income Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) FNLC shall, upon written notice to NLC Holding and the Company, have the right to control, at their own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Company or any Company Subsidiary for any taxable period that ends on or before the First Closing Date; provided, however, that if such action could have an adverse impact on NLC Holding, any Affiliate of NLC Holding or the Company or any Company Subsidiary, (i) FNLC shall provide NLC Holding and the Company with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) FNLC shall consult with NLC Holding and the Company before taking any significant action in connection with such Tax Proceeding, (iii) FNLC shall consult with NLC Holding and the Company and offer NLC Holding and the Company an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) FNLC shall defend such Tax Proceeding diligently and in good faith as if they were the only party in interest in connection with such Tax Proceeding, (v) NLC Holding (or an Affiliate of NLC Holding) and the Company shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (vi) FNLC shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of NLC Holding and the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the case of a Tax Proceeding for a Straddle Period of the Company or any Company Subsidiary, the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-Controlling Party or any of its Affiliates. “Controlling Party” means whichever of FNLC or the Company is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and “Non-Controlling Party” means whichever of FNLC or the Company is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

(d) The Company shall have the right to control, at its own expense, any Tax Proceeding involving the Company or any Company Subsidiary (other than any Tax Proceeding described in Section 8.6(b) or (c)).

Section 8.7. Cooperation.

From and after the First Closing Date, each of NLC Holding, the Company and FNLC shall: (a) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns of the Company or any Company Subsidiary which such other party is responsible for preparing and filing; (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company or any Company Subsidiary; (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company or any Company Subsidiary; (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or any Company Subsidiary for taxable periods for which the other may have a liability under this Agreement; and (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to the Company or any Company Subsidiary with respect to any such taxable period.

Section 8.8. Tax Sharing Agreements.

Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between FBR, FNLC or any of their Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any of the Company and the Company Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the First Closing Date (other than this Agreement) shall cease and terminate as of the First Closing Date as to all past, present and future taxable periods.

Section 8.9. Coordination; Survival.

Except as expressly provided in this Article 8, claims for indemnification for Income Taxes shall be governed exclusively by this Article 8. The indemnification provisions of this Article 8 shall survive until six (6) months following the expiration of the relevant statutes of limitations, including extensions.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.2. Assignment.

This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a Party without the prior written consent of the other Parties; provided, however, that NLC Holding shall be permitted to assign and transfer, by novation, the right and responsibility to participate in up to a one-sixth (1/6) interest in any of its rights and obligations under this Agreement (including, without limitation, the right to assign and transfer up to one-sixth (1/6) of the face amount of any Loans) to Neal Henschel and Jeffrey M. Henschel collectively, and to each of them severally, at any time or from time to time in NLC Holding’s sole discretion.

Section 9.3. Fees and Expenses.

If the transactions contemplated herein are consummated, then the Company agrees that it shall pay the expenses (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, brokers and other representatives or consultants) of both the Company and NLC Holding which are incurred in connection therewith; provided, however, that the Company’s expenses shall not include the fees and expenses of legal counsel, accountants, investment bankers, brokers and other representatives or consultants of FBR or FNLC, including Hunton & Williams LLP and FBR Capital Markets. If the transactions contemplated herein are not consummated, each Party agrees that it shall pay its own expenses (including, without limitation, the fees and expenses of its legal counsel, accountants, investment bankers, brokers and other representatives or consultants) which are incurred in connection therewith.

Section 9.4. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by reliable overnight courier, first class mail, registered or certified, postage prepaid, and properly addressed as follows:

FBR or FNLC	J. Rock Tonkel, Jr.
Friedman, Billings Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, VA 22209
Fax: (703) 469-1145

With a Copy to:	William J. Ginivan
1001 Nineteenth Street North
Arlington, VA 22209
Fax: (703) 469-1140

NLC Holding:	NLC Holding Holding Corp.
c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, Florida 33846
Attention: Michael Kalb and C. Deryl Couch
Fax: (561) 394-0540

With a Copy to:	Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, Pennsylvania 15219
Attention: David A. Gerson
Fax: (412) 560-7001

The Company:	First NLC Financial Services, LLC
4680 Conference Way South
Suite 100
Boca Raton, FL 33441
Attention: Neal Henschel
Fax: (866) 949-5333

Any Party may change its address for purposes of this Section by giving the other Parties written notices of the new address in the manner set forth above.

Section 9.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the otherwise applicable principles of conflicts of laws of such state.

(b) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable Law, such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 9.5 and brought in any court referred to in paragraph (b) of this Section 9.5. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Party irrevocably consents to the service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

Section 9.6. Further Action.

(a) Following the First Closing Date, the parties shall monitor the estimated fair market value of the Company’s equity securities with a view to assessing whether a filing under the HSR Act is required in connection with the transactions contemplated hereunder.

Within 60 days prior to the Second Closing Date, FNLC and NLC Holding will make a reasonable good-faith assessment of the estimated fair market value of the Company’s equity securities, and based on such assessment, the Parties will determine whether a filing under the HSR Act is required. If the parties determine at any time that a filing is required, then the Parties shall cooperate to prepare a filing and any supplemental information requested in connection therewith pursuant to the HSR Act and file as promptly as practicable thereafter and before the expiration of any relevant legal deadline. Each of the Parties shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. If applicable, the parties shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entity and shall comply promptly with any such inquiry or request. The Parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority.

(b) Each Party shall promptly do, make, execute, or deliver, or cause to be done, made, executed, or delivered, all such further acts, documents, and things as the other Parties may reasonably require from time to time for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Each of the Parties hereto shall use such Party’s commercially reasonable best efforts to take such action as may be necessary or reasonably requested by the other Parties hereto to carry out and consummate the transactions contemplated by this Agreement. NLC Holding shall use commercially reasonable efforts to cooperate with the Company in connection with its efforts to obtain the Consents, and shall provide such information as may be reasonably necessary in connection therewith.

(c) NLC HOLDING, ON BEHALF OF ITSELF AND ITS AFFILIATES, WAIVES ANY CLAIMS AGAINST THE COMPANY, FBR, FNLC AND THEIR AFFILIATES WITH RESPECT TO FBR AND THE COMPANY PROVIDING NLC HOLDING WITH A FINANCIAL MODEL THAT INCLUDES PROJECTIONS REGARDING THE COMPANY’S FUTURE FINANCIAL PERFORMANCE AND NLC HOLDING’S OR ITS AFFILIATES’ USE OF SUCH FINANCIAL MODEL.

Section 9.7. Effect of Headings.

The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

Section 9.8. Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

Section 9.9. Entire Agreement; Modification; Waiver.

The Transaction Documents and this Agreement, together with the Schedules, the Exhibits and the other agreements referred to herein constitute the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the Parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any Party making the waiver. The Schedules and the Exhibits attached hereto are incorporated herein by reference and made a part of this Agreement.

Section 9.10. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

FBR:

FRIEDMAN, BILLINGS RAMSEY GROUP, INC.

By:	/s/ J. Rock Tonkel, Jr.
Name:	J. Rock Tonkel, Jr.
Title:	President, Chief Operating Officer

FNLC:

FNLC FINANCIAL SERVICES, INC.

By:	/s/ Brian J. Bowers
Name:	Brian J. Bowers
Title:	Executive Vice President

NLC HOLDING:

NLC HOLDING CORP.

By:	/s/ Brian Urbanek
Name:	Brian Urbanek
Title:	Vice President

COMPANY:

FIRST NLC FINANCIAL SERVICES, LLC

By:	/s/ Neil Henschel
Name:	Neil Henschel
Title:	CEO

EXHIBIT G

CONDITIONS PRECEDENT TO SECOND CLOSING

(a) The FNLC Entities shall have obtained all Consents in respect of all mortgage licenses required under Law by any Governmental Entity on account of, in respect of, or in connection with, the transactions contemplated to be consummated at the Second Closing so that, after the Second Closing, the FNLC Entities may conduct the Business in substantially the same manner and effect as the Business was conducted immediately prior to the Second Closing;

(b) The FNLC Entities shall have obtained or provided, as applicable, in form and substance reasonably acceptable to NLC Holding, all Consents set forth on Schedule 3.1(a), the absence of which could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Complete and correct copies of all such Consents shall have been delivered to NLC Holding;

(c) The Class Action Lawsuits (including the claims sought to be brought or added thereto) have been finally settled or otherwise dismissed with prejudice (including those against all named and potential defendants), in each case without further possibility of appeal. Any settlement under this provision shall be upon terms and conditions substantially similar to those set forth in the Settlement Agreement;

(d) If applicable, all filings required to be made under the HSR Act with Governmental Entities shall have been made, all applicable waiting periods under the HSR Act shall have expired or been terminated, and all other Consents required to be obtained prior to the Second Closing Date from Governmental Entities in connection with the HSR Act shall have been made or obtained;

(e) All corporate, limited liability company, partnership and other Proceedings of FBR, FNLC and the Company necessary to duly authorize the transactions contemplated to be consummated at the Second Closing shall have been completed and all documents and instruments incidental thereto shall be reasonably satisfactory in form and substance to NLC Holding, and NLC Holding shall have received complete and correct copies of all such documents and instruments (certified if requested);

(f) No action or Proceeding before any court or other Governmental Entity which has not been dismissed or resolved shall have been instituted or threatened by any Person to restrain or prohibit the transactions contemplated to be consummated at the Second Closing; provided, however, that the Party invoking this condition shall use its commercially reasonable efforts to have any such order or injunction vacated. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits, restricts or makes illegal consummation of the transactions contemplated to be consummated at the Second Closing;

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(g) The Company shall have delivered evidence to NLC Holding that the Current Equity will be cancelled and no longer issued and outstanding as of the Second Closing, which evidence will be acceptable to NLC Holding in its sole discretion.

(h) There shall be no Default or Event of Default under (1) Sections 9.1(a), (b), (f), (g), (h), (j) or (m) of the Loan Agreement or (2) Section 9.1(c) of the Loan Agreement as it relates solely to Sections 5.1, 5.2, 5.5, 5.6(a) (other than any failure to give notice thereunder), 5.7, 5.8(a), 5.8(b), 5.8(h), 5.9, 5.13 and Section 6 of the Loan Agreement, and NLC Holding shall have received updated schedules to the Loan Agreement as of the Second Closing Date.

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EXHIBIT H

INDEMNIFICATION

(a) any breach of any of the representations and warranties made by the Company, FBR or FNLC in this Agreement or the Securities Purchase Agreement, where such representations and warranties are read without giving effect to any qualifiers or exceptions relating to knowledge, materiality or Company Material Adverse Effect;

(b) any breach or nonperformance of any of the covenants or other agreements set forth in this Agreement or the Securities Purchase Agreement made and to be performed by FBR or FNLC;

(c) any fees, expenses or other payments incurred or owed by the Company, any Company Subsidiary, FBR or FNLC to any brokers, financial advisors or comparable other person retained or employed by it in connection with the transactions contemplated by the Transaction Documents;

(d) any Litigation arising out of Wage and Hour Classifications;

(e) any Mortgage Loan Losses;

(f) any Losses attributable to the Mortgage Loan Indemnity Agreement; or

(g) any Real Estate Losses.